                             CITIZENS BANKING CORP.
                        THIRD QUARTER EARNINGS CONFERENCE
                             LEADER, WILLIAM HARTMAN
                                   ID# 2984001
                                    10/17/03









                     DATE OF TRANSCRIPTION: OCTOBER 20, 2003

CITIZENS BANKING CORP.
ID# 2984001                                                               PAGE 2


Theresa: Good afternoon. My name is Theresa, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Citizens Bank Corporation 3rd quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. If you are an analyst, and would like to ask a question during this time, simply press * then the number 1 on your telephone keypad. If you would like to withdraw your question, press * then the number 2 on your telephone keypad.

                                    Thank you. I will now turn the call over to Mr. Brian Matthews, vice-president of investor relations.

Brian: Good afternoon, everyone, and thank you for joining us today. With me today is Mr. William Hartman, chairman, president and CEO, Mr. Charles Christy, chief financial officer, Mr. John Schwab, chief credit officer, Mr. Dan Beckmeyer, [PHONETIC] chief accounting officer, and Martin Gronce [PHONETIC] treasurer.

                                    Before I begin, I would like to point out that the presentation today contains forward-looking statements that are subject to risks and uncertainties that could cause the company's actual future results to materially differ from those discussed. These risks and uncertainties include, but are not limited to, those which are discussed in the company's 3rd quarter press release dated October 16, 2003, and in the company's filings with the Securities and Exchange Commission.

                                    Other factors not currently anticipated by management may also materially and adversely affect Citizen's results of operations. Citizens does not undertake, and expressly disclaims, any obligation to update its forward-looking statement except as required by law.

                                    I would now like to turn the presentation over to Bill Hartman.

Bill: Good afternoon, everyone, and thanks for joining us. I'd like to spend a few minutes today talking a little bit about some of the positives of the quarter, and a little bit about some of the challenges we're facing. First of all, it was the most straightforward quarter we have had in the last 5 quarters. We're pleased with that. We're also pleased that our credit quality is continuing to track toward improvement. We're at the lowest level of non-performing assets we've had in the last 5

CITIZENS BANKING CORP.
ID# 2984001                                                               PAGE 3

                                    quarters, and for the 3rd quarter we also took the lowest provision expense we have taken in the last 5 quarters, all of which is positive.

                                    We had projected last quarter that both
                                    charge-offs and provisions expense would be below 12 million for the quarter, and that came true, as we had predicted. And we're now, as we look forward to the 4th quarter, would be comfortable projecting that both charge-offs and provision expense will be below $11 million for the 4th quarter.

                                    We do look for continued improvement in the credit quality in 2004, and would at this point target that our provision expense for 2004 would be around 60 basis points for the year. We want to keep you posted on the improvements in our credit quality each quarter as we go along.

                                    Now you learned from the release that we did put a new buyback program in place, and with less than 500,000 shares remaining under our existing program, the board and I felt it would be appropriate to put a new program in place. We view ongoing capital management as an important part of our strategy to improve shareholder value along with improving our credit quality, focusing on our non-interest expense and growing revenues.

                                    We're really pleased that, based on the
                                    hires we've made this quarter, our senior executive management team is now complete. We're particularly happy with the very high quality of leaders that we have been able to attract to our company. They believe in our vision, and are working very hard to help us achieve it.

                                    A couple of the challenges -- and obviously, I think the biggest challenge that we're facing is our net interest margin, unlike some of our other competitors and peers who are also challenged with commercial loan growth, we have been challenged a little bit more with commercial loan run-off.

                                    Just to talk about the margin for a minute, again, the whole industry is suffering with the compression thing, and we really are not doing any worse than the rest of the industry. But in addition to that compression, the commercial loan run-off challenge has been a bit harder for us. And I think one of the things that I've talked about in

CITIZENS BANKING CORP.
ID# 2984001                                                               PAGE 4


                                    the past and want to reinforce to everyone today is that, in the early stages of a credit turnaround, it's very difficult, in fact you simply can't generate enough new quality loans to more than offset the extrication of the lower-quality loans which would result in loan growth.

                                    So basically, we've been having this
                                    run-off, and it's been hurting our earnings in the short run. Some of this runoff has not just been the result of the planned extrication of lower-quality credit. Some of it has been caused by planned reductions in what we would view excessive concentration of individual borrowers.

                                    The other challenge is, of course, the
                                    sluggish economy. Very, very hard to grow loans in this kind of an economy. So again, as we look forward to the 4th quarter, we expect commercial loans to continue to trend down through December, then we would expect them to flatten out in the 1st quarter of next year, and we would hope for some modest growth beyond that.

                                    Obviously, when we look at our peers,
                                    particularly here in the midwest, we are seeing non-turnaround banks with flat commercial loan levels. So therefore, we're not surprised that, given our efforts to improve the credit quality, we're seeing some rundown. And frankly, we're very committed to the discipline that we have put into our credit quality process. But we are, of course, going to be putting in place the kind of sales culture that will enable us to do a better job of finding good, quality opportunities in the future.

                                    On the non-interest income side, like many banks, we've had a great run at the mortgage business, but we do expect this category to be down in the 4th quarter as we think that most people who were going to refinance have probably done it at least once, and that the refi activity will be dropping precipitously.

                                    We would expect that originations would
                                    likely fall as much as 50% in the 4th
                                    quarter, and that the total earnings impact of a reduced mortgage business in the 4th quarter could mean as much as $3 million less in pre-tax income for the quarter.

                                    On the non-interest expense side, we look to -- we have been

CITIZENS BANKING CORP.
ID# 2984001                                                               PAGE 5


                                    investing, first of all, you see that the 4th quarter is higher than the 3rd quarter, and we have been investing in people and products that are going to enable us to create long-term shareholder value. When we look ahead to the 4th quarter, we'd expect the 4th quarter to be similar to the 3rd quarter levels, and that the 4th quarter -- excuse me, the 3rd and 4th quarter, then, will be more of what we would call a run rate level of non-interest expense.

                                    So, at this point, I'm going to turn it over to John. He's going to go into a little bit more detail on credit quality. And then, Charlie is going to take some time to review the financial highlights, and then we'll open it up for questions.

John: In summary, from a credit quality perspective, the 3rd quarter in comparison with where we had been in several of our previous quarters, was essentially not very exciting. Our delinquencies in the commercial loan portfolio are down over the last year-end, and also over what they were in the 2nd quarter.

                                    The number of credits we have on the
                                    commercial watch list is also down. You will recall that, in the 2nd quarter of this year, we exercised a major effort to look at credits that were not on the OAEM or substandard radar screen. We did also apply a more conservative look at our risk rating definitions, and pushed during the 2nd quarter over $110 million onto our watch list. In the 3rd quarter, we have reduced that by approximately $15 million.

                                    Non-performing loans for the period ended
                                    September 30 are also down slightly, and we can expect this trend to be able to continue into the 4th quarter as we continue to work to identify assets. Total non-performing loans are down to $91 million, representing 1.17% of our outstandings.

                                    Charge-offs for this quarter were also down to 10.3 net, the combination of lower charge-offs required gross as well as some recoveries beginning to occur on the credits we had charged earlier. Charge-offs for the year to date on an annualized basis are now under 1% at 97 basis points, and we hope to see that improve in the quarters going forward.

CITIZENS BANKING CORP.
ID# 2984001                                                               PAGE 6


                                    The loan loss reserve as a percentage of our total loans outstanding at the end of the 3rd quarter has crept up to 2.41%, as we continue to believe that we will continue to feed this reserve as positioning us for further conservative growth.

                                    The loan loss reserve relative to our
                                    non-performing loans is now 151%, up from 126% at year end and 143% after 3rd quarter.

                                    A brief update, for those who have been
                                    following our field audit work, that work is essentially now complete. We did defer a handful of the examinations to dates that will be completed by the end of October to comply with customer requests in terms of other audit activity that was going on.

                                    Of the audits that we have completed, 42 of them were deemed to be unsatisfactory upon review. 34 of the 42 were correctable by the company as they change their internal reporting and timeliness, so we have 8 credits remaining that were deemed to be unsatisfactory. And those have been deemed to the exit strategies from the bank, and we are in the process of doing that.

                                    As a result of these field audits, we have found it necessary not to take any additional reserves or charge-offs. So this review of the assets confirmed what we were hoping to confirm, that there are no other surprises out there.

                                    In addition, there has been some previous discussion about our small business portfolio, those that have been approved on our automated credit scoring approval process. We are at this quarter beginning to implement an examination of that by checking the scorecards on at least a semi-annual basis to validate any changes and delinquency predictability in that portfolio.

                                    So all in all, not a terribly exciting
                                    quarter for us. And from the credit guys' perspective, that's a good thing. Charlie?

Charlie: Okay, John. Thanks. Financial highlights for the quarter, our net income was 19.6 million versus 13.2 million in the 2nd quarter. Our earnings per share was at $.45 versus $.30 for the 2nd quarter. Our return on assets for the quarter were at 1.01%, return on equity was at

CITIZENS BANKING CORP.
ID# 2984001                                                               PAGE 7

                                    12.7%, our efficiency ratio was up from 56% to 59.9.

                                    When comparing the results of this quarter to last year's quarter, the comparison is very hard due to the large number of charges taken in the 3rd quarter of 2002. If you remember, we had a large number of charge-offs in that quarter, high provision, and also a large amount of restructuring charges.

                                    Key drivers for this quarter; net interest margin and net interest income, our margin percentage moved from 4.17% to 4.03%. Our net interest income was down by 1.8 million from the 2nd quarter of 2003. This was due to high levels of mortgage back and CMO prepayments and, to a lesser extent, 6 straight commercial loan prepayments. This also caused an acceleration in our purchase premium amortization on mortgage-related securities.

                                    Looking forward to the 4th quarter, we
                                    expect to see our net interest income to drop somewhat from 3rd quarter levels, and that our net interest margin percentage will show some compression, but not at the pace of the last two quarters.

                                    Provision expense for the quarter was down by 15.4 million from the 2nd quarter. We expect to see that our provision expense and that charge-offs will both be less than 11 million for the 4th quarter.

                                    Net interest income was up by 207,000 from the 2nd quarter. This included strong mortgage fee income which basically was a carry-over from the 2nd quarter refi volume. It also showed a slight increase in deposit fees and trust and brokerage fees. We expect to see our total net interest income to drop somewhat as we anticipate to see mortgage fees at approximately 50% of prior levels.

                                    Net interest expense increased by 3.2
                                    million from the 2nd quarter due to a number of factors. Federal audit fees were paid in the 3rd quarter. We had increased legal fees for loan collections. We had increased recruitment and relocation expenses for many new hires. We had increased advertisement, and we also are now experiencing some SEI conversion costs in the alliance we set up a quarter or two ago in our wealth management area.

CITIZENS BANKING CORP.
ID# 2984001                                                               PAGE 8


                                    NIE is expected to remain relatively flat in the 4th quarter as compared to the 3rd quarter. This is driven by continued additional marketing expenses for selected markets and planned deposit campaigns. We also expect to have continued conversion costs, and also increased salaries from recent new hires.

                                    Moving on to the balance sheet, basically our commercial loans are down 85 million from the 2nd quarter, but also were down 284 million from the 3rd quarter of last year. Much of this decrease has been basically caused by the fact that we rationalized our credit quality. Also, though, we are now beginning to see some signs of stabilization in our commercial loan portfolio.

                                    If you look at mortgage loans, they're down
                                    93 mill ion from the 2nd quarter and 180 million from the 3rd quarter last year, as we sell most of our production into the secondary markets. Offsetting these decreases are consumer loans. Total consumer loans were up 117 million from the 2nd quarter and up 167 million from the 3rd quarter.

                                    In the future, we expect commercial loans to drop slightly, our home equity to have some modest growth, and our indirect to drop as we are moving into the seasonal period for indirect lending.

                                    Moving on to deposits, total deposits for the quarter were down by 178 million from the 2nd quarter. 146 of that was from retail CD drops, and also our savings decreased by about 34 million.

                                    The deposit comparison to last year's
                                    quarter was down 422 million. The primary driver of that drop is from retail CD's and broker CD's, and that decreased by 477 million.

                                    Last couple comments I want to make on some key ratios. As John mentioned, our loan loss reserve to non-performing loans were above 150%. That puts us at peer levels. And loan loss reserve is at 2.41%. Our capital ratios remain strong at 9.75% for Tier 1 ratio, up from 9.64. Total capital is up to 13.21%, up from 13.1, and the leverage ratio increased to 7.25% up from 7.2. Bill, turn it over to you.

Bill: Fine. I think that we've made the comments that we want to make. As we said, a little more straightforward quarter, which we're pleased

CITIZENS BANKING CORP.
ID# 2984001                                                               PAGE 9


                                    with, and we're pleased with the improvement in credit quality. We think we're on top of this, and we feel good that the improvement is going to continue.

                                    At this point, I would open it up for any questions that any of you would have.

Theresa: At this time, if you are an analyst and would like to ask a question, please press * then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Eric of ABW.

Eric: Hi. That's KBW. Good afternoon guys. How are you? I've got a bunch of questions. I'll ask you a few so I don't monopolize anything, and then maybe I'll come back in the queue. But Bill, just a couple things for you. You mentioned the margin challenge, and the fact that you're getting commercial loan runoff, it sounds like a lot of it by design. You're pushing some loans out of the bank. But can you tell us, X what is running off, what kind of volume progress have you made in terms of getting new loans booked in the bank?

Bill: Well actually, we're doing pretty well with that. We are establishing new relationships in most of our markets. We're seeing some good, positive growth there, Eric. I think the challenge is, as I said, simply right now is -- the company has too many large concentrations that we've shared with you before. So, we're bringing them down, plus we're running off a lot of the criticized and classified loans. And we're getting no help from the economy, so that the loan demand from existing borrowers is not particularly high.

                                    So, that altogether is the issue. I think that there is a good momentum in the business development effort, and we certainly are bringing in new business. It's just a question of the economy not being strong enough to take us where we really want to go on the road.

Eric: Okay. That's fine. The other thing was, and maybe I'll just switch this to John Schwab for a second. John, you did mention the watch list was down by 15 million. Could you put a number on what the total watch list is for me? I don't remember what the number was last quarter.

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 10


Charlie: I can answer. This is Charlie. It was 520 million last quarter, and it's 504 million this quarter.

Eric: And was there any -- maybe you can quantify the migration in the watch list loans in terms of criticized, classified, substandard trends. How do the buckets fall out?

Bill: Well, a lot of the heavy lifting, Eric, was done during the 2nd quarter, in which we pushed probably about half of the stuff that wasn't rated at 7 on our scale, which is the first watch tier. We pushed some stuff that was not rated into that category, and the other piece of it was made up of loans that were rated 7, and we moved them down into the 8 category.

Eric: So this quarter, can you give us an idea what -- of the 504 million, what it looks like by 7's and 8's which would be, I guess, your special mention in your substandard, right?

Bill: Substandard and special mention. Exactly. I am going to have to get a number, Eric, and I'll be back to you in a little bit before our call is finished.

Eric: That's fine. And you know what? I'll queue back up into another call and let someone else go.

Bill: Actually what happens, Eric, is that the 7's were actually down a little bit. The 8's were roughly flat, and the 9's were slightly down. And I think that what's significant here, we had four quarters in a row of increases in the watch list. And this is really the first quarter that there was not an increase. There was a slight decrease from 520 million to 504 million.

Eric: But before I hang up, I did have one more asset quality sort of related to this. You're in a pretty high level of reserves against loan to 2.4%. And the MPA's are also high at 1.7% of total loans. Bill, you mentioned earlier on that you thought the provision expense would be at about 60 basis points going forward, at least as of 2004 target. But would it be a fair conclusion to assume that you're going to be charging off more than you provide in 2004?

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 11


Bill: No. Actually, Eric, what we -- if you look at what we did this 4th quarter, we actually charged off some provision expenses that were fairly similar.

Eric:                               Right.

Bill: And I think that the reserve is strong enough now that as we go into 2004, we don't think we need to provide more. The charge off we would look for, when I said 60 basis points, we think that both charge offs and provision expense would be in that range for the year.

Eric:                               Okay.  So that's fine.  Great.  Thank you.

Theresa: Your next question comes from Wilson Smith of Cohen Brothers.

Wilson: Eric stole a lot of my favorite questions, I must say. But Bill, could you go into a little detail on the different markets that you serve, and the condition in those economies? Certainly the latest manufacturing reports that came out weren't exactly glowing in terms of employment statistics. And could you also kind of give us a little flavor by the different states or markets in terms of the direction of asset quality?

Bill: Sure. Well, I'll let John comment on the asset quality piece of it by market, Wilson. But clearly, in terms of the economy, here in Michigan we have not seen a huge pickup at this point, although we are from a variety of data points seeing some break signs from some of our borrowers in terms of what they anticipate their needs will be. But clearly, there has been no big upturn in Michigan. It certainly hasn't gotten worse, but we are hearing more optimism from the field. And that's going to, as we look at some of our pipelines, we're seeing maybe more requests. But by the same token, if someone gets a larger line, that doesn't necessarily mean that their utilization of the line is going to be there.

                                    So, in Michigan, we haven't seen much of a pickup. In Wisconsin, perhaps the economy's a little stronger, although the dairy markets there are troubled, as I think everyone knows. We're making credit quality progress across all markets in the company. And maybe John, I can let you comment specifically on that.

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 12


John: Yes. In the watch list credits, which we have as the special mention and substandard, were down in number in both Wisconsin and Michigan for the 3rd quarter from the 2nd quarter. As a percentage, the percentage of credits that we consider watch in Wisconsin is a little more than 25% of that portfolio. So, we have been very aggressive at taking a hard look at the ag dairy related exposure that we have there, whereas Michigan has remained more stable.

Wilson: And John, when you're talking about mortgage-related revenues, you were saying that you thought they would be down about 50%. Was that for the 4th quarter, or were you looking at next year?

John:                               That would be for the 4th quarter.

Wilson:                             I'll queue back up if I have something else.
                                    Thank you.

Theresa:                            Your next question comes from Jerry McAvoy
                                    [PHONETIC] of Oppenheimer.

Jerry: Good afternoon. In your opening comments, Bill, you touched -- you didn't touch on your retail banking platform.

Bill:                               Right.

Jerry: Could you talk a little bit about the progress being made on that front, specifically since you, I think, re-initiated the branch manager structure? And also, are you now able to provide any branch profitability statistics? And then lastly, where do you see the number of branches going forward? Are there some markets you'd like to exit on the flipside? Or should we anticipate some new branches being opened in the future?

Bill: Jerry, thanks for asking that question. I think the consumer business is really a bright light for us. It's one we're not really pleased with, and we were able to get it staffed a little earlier at the leadership level, and then in the wealth management area, of course, we've been working on staffing and product upgrade as we have been in the commercial area, whereas we've been in pretty good shape on the consumer area on product.

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 13


                                    We put the branch manager program in place in November, plus we've been very successful with the campaigns that we're having, both on the deposit side and on the loan side as well.

                                    The sales culture and the sales management process are improving dramatically in the retail group. Home equity loans are growing, and active transaction accounts are growing. And you can see in the numbers the impact of the home equity loans. And that sales culture thing is gelling well, particularly when you're given how early we are in the process of putting the managers in there. So, I think it's a business that's going very well.

                                    Yes, we're going to be doing some
                                    rationalization. Since we joined the
                                    company, we've eliminated 18 branches at this point, and we do plan to put some new branches in southeast Michigan in the coming year. So, we're in the process of planning that right now. What our objective is is to have more of our branches in the future in markets that have higher density and higher growth demographics than we do now.

                                    So, I think that if you look over the next 5 years, there is going to be some rationalization of the delivery system with the objective that we move it more into growing areas.

Jerry:                              Thank you very much.

Theresa: Your next question comes from Fred Cummings of McDonald's Investments.

Fred:                               Good afternoon. A couple quick questions.
                                    First, Charlie, you were talking about these capital ratios. I don't think you mentioned, do you have a targeted tangible capital ratio, tangible capital or tangible assets? Have you come out with a number there? I think it was around 7.3% right now.

Charlie: Fred, one thing we don't want to do is, we're trying to manage the capital position of the bank so that we keep the leverage ratio above 7%. We think that's important. We did the -- we have tried to bolster the capital by the $125 million subordinated debt issue we did 1st quarter, and then the trust preferred that we did. And then, when we

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 14


                                    look at the dividends, capital management, all that, we really look at 7% as being the lowest number we'd want that leverage ratio to be.

Fred: Then secondly, I wanted to get more detail on the growth that's occurring in the indirect portfolio. Is most of that automobile loans? And if so, it looks like based on the yield, it's primarily used cars. Could you give us a feel for the mix between new and used, and what type of customer are you going after in terms of kind of fical scores there?

Charlie: Basically, that's mostly RV and marine with some auto. We have really diminished our auto reliance on the indirect. We've been really more in the RV, marine category. As far as the customers that we go for, it's basically your A customers, some B customers, and very little C and D.

Fred: And Charlie, would it be correct that the indirect auto remains in a runoff mode, then?

Charlie: Boy, that's a good question. I haven't looked at that lately, so I can't answer that for sure. It was in a runoff mode a number of quarters ago. While we're answering questions, Dan's going to see if he's got that with him. I don't have it off the top of my head.

Fred:                               That was -- those were the only two
                                    questions I had.

Theresa: Once again, if you do have a question and you are an analyst, please press * then the number 1 on your telephone keypad. Your next question is a follow-up question from Eric.

Eric: Actually, maybe just to finish up a thought that Fred was asking there about the capital, can you tell us what the liquidity looks like at the holding company that would support your stock buyback, and how much dividend capacity do you have without regulatory approval out of the banks? That's my first question.

Dan: We feel we've got about 80 million of dividend capacity coming out of the Michigan bank over the next five quarters, plus I think their cash position in the parent company right now is about at a level of $50 million. So, there is significant cash available to us.

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 15


Eric:                               And that's before any tapping into any
                                    backup line of credit?

[INAUDIBLE]

Eric: That sounds good. I've got a question for you on the mortgage origination side. I mean, you pretty much said you thought that that would be down in the 4th quarter. Did I understand Bill correctly as saying that that could be as much as $3 million pre-tax in the 4th quarter, so that would be net of expenses, i.e., paying the guys to originate the loans for you. Is that -- was that the right order of magnitude?

Bill: Basically, where I got that number, Eric, was a combination of two things. One is the -- it's actually a pretax, pre-expense number. We would expect that the originations would be down, and margin would be down slightly because it would be less than the held for sale category. So, the pretax income would be affected by as much as $3 million.

                                    Now, we would also, on the other side -- and I wasn't including the expense piece in that. In the expense piece there'll be a little less compensation for originations, because the volumes are going to be less.

Eric: So, that would somewhat offset the $3 million impact? All right. That's what I'm trying to understand. I was going to ask you about the held for sale, because that went up a lot this quarter. And I would assume, like a lot of banks, that's going to tail down for you quite a bit too. And quite honestly, in hold for sale loans, it's a pretty good widespread business for a lot of companies right now. So, you're saying that the $3 million is really more of a revenue, it's not a pretax bottom line.

Bill:                               Correct.

Dan:                                Correct.

Bill:                               It is purely revenue.

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 16


Eric: That's a lot better. You had me worried for a minute there.

Bill:                               No.

Eric:                               Glad we cleared that up.

Bill:                               Thank you for doing that.

Eric: What's your pipeline look like right now, your application pipeline?

Charlie:                            On the mortgage?

Eric:                               Yeah.  Sorry.  Yeah.

Charlie: Again, we would say that that is already showing decrease, and we would think for comparison to 3rd quarter to 4th quarter, that would be half on a volume basis.

Eric:                               That's ---

Charlie:                            As far as showing the drop.

Eric: Yeah. I follow you. The last question I have for you was, the securities portfolio. And it's probably more a question for you or for Dan, possibly, Charlie. As the portfolio's grown quite a bit by design in the last couple of quarters, principally in the 2nd quarter, I guess -- it picked up a little bit this quarter -- can you give us an update as to the basic composition of the portfolio in terms of the mix?

                                    Mortgage type securities versus other,
                                    bullets versus those types of securities that are susceptible to cash flow variation, either positive or negative, and if you have any basic statistics on the duration of the portfolio. And then, as just a third point there, if you could just talk about the cash flow you're getting off the portfolio now, how does the reinvestment rate look compared to the total portfolio yield?

Charlie:                            Eric, I'm going to let Marty address this.
                                    He's got some information in front of him.

Marty: I'll see if I can remember those and do in reverse order -- the

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 17


                                    reinvestment rate is right around where the portfolio, the taxable portfolio, came in for September. And obviously, is depending on the mix, what we put in, it can be around that 25 or 50 basis points.

                                    In terms of the mix, I don't have that -- here we go. Between -- mortgage back and CMO's, we're right around 60% level, municipals right around the 20% level, and the rest in largely governments and other. And within the governments portfolio, that is certainly mostly bulked with some callables, when you look at some of the agency paper.

Charlie: Eric, this is Charlie. The other thing is, basically, we did, in March, we did a lot of heavy buying at that point. We had a $500 million investment move of which about 50% of that was leveraged. And what you saw with the average was very little impact, average ADB for the 1st quarter was very little impact. And you saw more of that impact on the ADB in the 2nd quarter. But really, it was mostly done in the 1st quarter. And then, as prepayments increased in the latter part of the 2nd quarter into the beginning of the 3rd quarter, we have maintained some of that, but not as much. We've let it drop a little bit. And as far as any --

Male Speaker:                       Overall, roughly speaking, we've maintained
                                    that portfolio level since then. It gives us an interest rate risk position that we're comfortable with.

Eric: Sorry about that. I was looking at the average balances. I knew you put that on late in the 1st quarter. But were you saying that you're trying to maintain the portfolio where it is, about a billion nine? Did I understand that correctly?

Male Speaker:                       Roughly speaking, yes.  Right around that
                                    area.

Eric:                               So you're trying to maintain at that level.
                                    Are those securities -- again, you've got
                                    60% in the mortgage back type of instrument.
                                    The securities that you have, it's very hard for me to ask this. But, if rates start to tick back up a bit, do those securities extend out a lot? Or are they fairly -- is the variability not so much with what you bought? Is it more of a -- we thought it was going to have a 2-3 year average life, and if rates go up 25 or 50 basis points, it probably stays there. Or, is

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 18


                                    this the type of stuff that's going to
                                    extend out on you and give you more cash flow as well?

Male Speaker:                       This will all have some level of extension
                                    in it. However, the vast majority of that portfolio is back, back CMO's. So, sort of in that intermediate term, and a 2-4 year average life kind of neighborhood. So, while it is mortgage products, certainly the much less convex end of the mortgage product. And if you look in the mortgage back portfolio, you won't see much 30-year at all. It's
                                    10-15, typically.

Eric:                               10-15 year collateral?

Male Speaker:                       Right.

Eric: So, maybe asking it a different way. You mentioned on the call before, in the press release, that your amortization, the premium amortization, was high in the portfolio. Was that higher than you thought it was? Or was that -- again, on the --let me ask it this way. It's a very confusing topic for me, and probably a lot of people. But the prepayment amortization you were seeing an increase, was that on the new stuff that you bought, or was it on old stuff before the end of the 1st quarter?

Male Speaker:                       No.  The vast majority was that old stuff
                                    prior to the 1st quarter.

Eric:                               Okay.

Male Speaker:                       In fact, a fair amount of that was bought in
                                    the '01 timeframe.

Eric: Okay. I got it. So that was on the older securities. Good. Thanks very much. That's all I needed to know.

Charlie: This is Charlie again. Fred, you had asked the question about the indirect auto. It is running down, and it is running off. We are still doing some, but it is a continued decreasing portfolio.

Bill: That's by design, Fred, because we really like the demographics and the credit quality characteristics, and the pricing of the marine and the RV business.

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 19

Theresa: Your next question is a follow-up question from Jerry McAvoy.

Jerry: Thanks. Just one other question. Under the non-interest income section in the text part of the press release, you talk about the sequential increase in non-interest income, and you mentioned a loss from the sale of equipment. Could you just provide some color on that statement? Thanks.

Male Speaker:                       We closed several branches during the
                                    quarter, and there was some unamortized
                                    equipment. It was -- I forget the amount, but it was around 100,000 I believe.

Male Speaker:                       174,000.

Male Speaker:                       174.  Okay.

Jerry:                              Thank you.

Theresa: Your next question is a follow-up question from Wilson Smith.

Wilson: I wanted to follow up on one of Eric's questions. In looking at the loans and the investments, the held for sale portfolio averaged about 235 million in the 3rd quarter. If we're expecting that to run down, you had indicated that you were looking to keep the investment portfolio in that $1.9 billion range where it was in the 3rd quarter. Does that mean that overall, we can expect your averages, average outstandings, to go down? If you hold the
                                    1.9 and the held for sale goes down, are you going to compensate by raising your investment securities? Or are you just going to let it all come down?

Male Speaker:                       We would probably leave the investment
                                    securities pretty much where it's at. So, the drop from the mortgage held for sale portfolio would be a decrease in the total.

Wilson:                             Thank you.

Theresa: As a reminder, this call will be available for replay beginning at 2:00 pm Eastern Standard Time today through 11:59 pm Eastern Standard Time on Friday, October the 24th, 2003. The conference ID number for the replay is 2984001. Again, the conference ID for the replay is

CITIZENS BANKING CORP.
ID# 2984001                                                              PAGE 20


                                    2984001. The number to dial in for the
                                    replay is 1-800-642-1687, or if calling from international, the number is 706-645-2991. Once again, the number to dial in for the replay is 1-800-642-1687 or for our international listeners, the number is 706-645-2991.

Bill: If there's no further questions, I'd like to just take the time to thank you all for joining us this afternoon. We appreciate your interest in the company, and look forward to further conversations. Have a great day, and a good weekend.

Theresa: Thank you for participating in today's conference call. You may now disconnect.